Exhibit 10.7

SUB-CONTRACT

CR CONSTRUCTION COMPANY LIMITED

AND

WORLDSTAR ENGINEERING LIMITED

IOF

TERM CONTRACT

FOR

MINOR WORKS 2022

FOR

NEW TERRITORIES WEST CLUSTER

CONTRACT NO. HA-TMC-040

CR and Worldstar Sub-Contract

THIS SUB-CONTRACT is made the 30 day of December two thousand and twenty-two.

BETWEEN

CR CONSTRUCTION COMPANY LIMITED whose registered business address is at Unit No. 3-16, Level 32, Standard Chartered Tower of Millennium City 1, No. 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong (“CR”);

and

WORLDSTAR ENGINEERING LIMITED whose registered business address is at Room 1103, Yuen Long Trading Centre, 33 Wang Yip Street West, Yuen Long, New Territories, Hong Kong (“Worldstar”).

Hereinafter, each of the parties shall also be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS

A.	Hospital Authority (“the Employer”) awarded the “Term Contract for Minor Works 2022 for New Territories West Cluster for Hospital Authority (Contract No. HA-TMC-040)”. (“the Contract”) to CR. The Contract comprises of Builder’s Works (“B.W. Work”) and Building Services Works (“B.S. Work”) as demarcated in the Summary of Tender pages ST/2 & ST/3 attached in Appendix 1. The Schedule of Rates referred in the Contract is Term Contracts for Building Works 2019 Edition including Corrigendum, Amendments and Supplement, etc. as specified in the Contract. (“the Schedule of Rates”)

B.	CR entered a Subcontract with Alliance Contracting Company Limited (“Alliance”) for the B.S. Work of the Contract. A copy of the Subcontract between CR and Alliance (“Alliance Subcontract”) is attached in Appendix 3.

C.	CR intends to sub-let B.W. Work and all remaining Works (not specified in Appendix 1 but necessary for the completion of the Contract) other than B.S. Works under Alliance Subcontract to Worldstar in a way that Worldstar shall take up full obligation and liabilities under the Contract other than that of Alliance (“Remaining Work”). Worldstar shall be deemed to allow all extra cost and time in this Subcontract for coordination and liaison with Alliance to ensure smooth interface between their respective works and complete Remaining Work to fulfill the requirement under Contract. No claim whatsoever will be entertained by CR for any additional cost that cannot be reimbursed from the Employer.

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

NOW THEREFORE, IT IS MUTUALLY UNDERSTOOD AND AGREED AS FOLLOWS:

1.	BASIS OF THIS SUB-CONTRACT

Worldstar is wholly responsible for the following:

-	Worldstar shall take up full obligations and liabilities under the Contract including overall management, coordination with the Employer/ Consultants/ Alliance /subcontractors, all works under the Contract, etc. to the satisfaction completion of the Contract except the construction of B.S. Work included in Alliance Subcontract.

-	Worldstar shall study carefully the scope of work of Alliance under Alliance Subcontract and provide all necessary resources, plants, materials, labour etc. for the completion of the Contract to the satisfaction of the Employer.

-	Worldstar shall take the leading role to monitor, co-ordinate and liaise closely with the Alliance and proceed with the Contract timely to the satisfaction of the Employer. In avoidance of doubt, Worldstar shall take the lead to submit and perform all required under the Contract including but not limited to payment applications, final bills, notice, claims, programme, etc.;

-	Worldstar shall act on behalf of CR in dealing with the Employer all matters in relation to the Contract;

-	Worldstar shall indemnify CR for all loss and liability for costs, expenses, claims and damages incurred or suffered under the Contract due to the default, breach or any act, omission, non-observance or non-performance of Worldstar in connection with this Sub-Contract.

2.	CONTRACTUAL OBLIGATION S

Worldstar shall:

2.1	construct, complete and maintain the Remaining Work in accordance with the terns of the Contract;

2.2	observe, perform, comply and ensure that its sub-contractors and of any tier shall observe, perform and comply with all requirements of CR Management Systems. CR Management Systems means the management systems devised by CR, including i) CR Documented Quality Management System; ii) CR Documented Environmental Management System; and iii) CR Safety Management System (as all of them from time to time revised by CR);

2.3	timeously discharge, observe, perform and comply with all the obligations of CR under the Contract relating to the Remaining Work and without limiting the generality of the foregoing, Worldstar shall commence, complete and maintain the Remaining Work within the time specified in the Contract or within such extended period or periods as may be granted under the Contract;

2.4	at its own cost and expense provide all materials, plant, tools, equipment and adequate staff and workers for carrying out and executing the Remaining Work in accordance with the Contract;

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

2.5	observe, perform and comply with and ensure that its sub-contractors (including nominated sub-contractors) of any tier shall observe, perform and comply with the requirements of all applicable laws and regulations relevant to the execution of the Remaining Work in accordance with the Contract including, without prejudice to the generality of the foregoing, the Buildings Ordinance and the Factories and Industrial Undertakings Ordinance and any subsidiary legislation thereof and practice directions issued thereunder;

2.6	not in any way pledge the credit of CR;

2.7	not employ any person as an authorized representatives on any site if such person shall be disapproved by CR;

2.8	notify CR as soon as practicable and in any event within three (3) working days any application or acknowledgement or other communication made by Worldstar on behalf of CR in connection with the Contract and any notice or instruction given by the Employer to Worldstar in connection with the Contract;

2.9	allow CR and the Employer and all persons duly authorized by either of them to have access at all reasonable times to any property, at which any Remaining Work are carried out by Worldstar;

2.10	settle in a timely manner all disputes involving Worldstar and claims made against Worldstar including without limitation claims made against Worldstar under or by virtue of the Employment Ordinance, Cap. 57 and other rules or regulations relating to the employment of any staff, workers and servant;

2.11	allow CR to conduct a safety audit for each period varying from four to six months during the duration of the Contract, such safety audit to be carried out by the Safety Department of CR with the assistance of the site representatives;

2.12	submit to CR a monthly report on general progress of the Contract; the report should contain a list of any deviations from programme and reasons shall be provided for actual or expected delays together with details of proposed action to overcome the delay;

2.13	ensure and keep proper records showing that no illegal immigrants are employed for the carrying out, completion and maintenance of the Remaining Work;

2.14	ensure and keep proper records showing that all its employees, servants, agents, sub-contractors, and their own workers, suppliers etc. are properly and fully paid with respect to their services provided to Worldstar for the carrying out, completion and maintenance of the Remaining Work;

2.15	nominate a representative to implement the CR Quality Systems and allow CR to carry out routine audit(s) and/or special audit(s) for each management system as scheduled by CR to monitor Worldstar’s implementation of the CR Quality Systems;

2.16	at its own costs and expenses assist CR during the external audit(s) carried out by certified authorities/agencies for CR Quality Systems from time to time;

2.17	keep and submit daily record of all employees employed for the execution of the Remaining Work in accordance with the Construction Workers Registration Ordinance Cap.583 and provide the copy of the records to CR instantly after the submission if required by CR. Worldstar shall not rectify any omission or mistake in completing or submitting such daily return without CR’s prior written consent. CR shall hold Worldstar responsible for the consequences of employing, whether by Worldstar or its sub-contractors (including nominated sub-contractors) of any tier, any illegal immigrants or non-registered workers for executing any of the Remaining Work;

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

2.18	Notwithstanding anything to the contrary herein contained, Worldstar is required to submit upon demand detailed records of wages and other allowances and monies paid or payable to its employees or the employees of its sub-contractors (including nominated sub-contractors) of any tier in respect of any of the Remaining Work under this Sub-contract together with records of evidence of such payments to its employees and those sub-contractors of any tier, failing which CR is entitled to estimate such amounts and to deduct or retain the same from monies (including retention monies) payable to Worldstar until CR is satisfied that all lawful wages and/or other allowances and monies have been duly paid to all these employees by Worldstar; and

2.19	not enter into any sub-contract or ordering for any goods and/or services in the name of CR without the consent of CR.

3.	CAPACITY

3.1	For the purpose of discharging its obligations under this Sub-Contract and subject to the other provisions of this Sub-Contract, Worldstar agrees that it shall act on behalf of CR in its dealings with the Employer in relation to the Contract and in carrying out and executing the Remaining Work. Any notices or communications given by the Maintenance Surveyor to Worldstar shall be deemed to be notices or communications given by CR under this Sub-Contract, Worldstar shall accordingly perform and comply with the same. Any notice or communication received by the registered office of Worldstar shall be deemed to have been given to Worldstar whereas those received by CR at its registered office shall not be deemed to have been given to Worldstar until CR passes such notice and communication to Worldstar.

3.2	Worldstar may, with the prior written consent of CR, prepare printed material bearing the name of CR and an express reference to the description of the Contract provided that:

a.	such printed material shall be confined to letterheads, note papers and name cards; provided that Worldstar shall not use such letterheads, note papers, etc. in signing any sub-contract with its own sub-contractors or ordering goods and services from its own suppliers, or making any communication / notice to its own domestic sub-contractors / suppliers;

b.	Worldstar shall custody of such printed material and shall not allow the use thereof otherwise than in accordance with this Sub-Contract and shall indemnify and hold harmless CR against and from any loss, damages, liability, claims, demands, costs and expenses (including without limitation legal costs on a full indemnity basis) arising from any improper use thereof;

c.	Worldstar shall authorize not more than two (2) representatives to use such printed material and their authority shall be restricted to the use of such printed material in the proper discharge of the obligations and liabilities of Worldstar under this Sub-Contract and not otherwise. Worldstar will provide CR with the names and positions of the authorized representatives. If, at any time, CR objects to the appointment of any authorized representative, or to the continuation of the authorization of any representative then Worldstar shall immediately withdraw that representative’s authorization; and

d.	upon the expiration or sooner termination of this Sub-Contract, Worldstar shall surrender to CR all such printed material bearing the name of CR including, but not limited to, letters, note papers and name cards for destruction or CR’s discharge of its obligation and liability under the Contract.

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

4.	TERMINATION

4.1	This Sub-Contract shall be terminated upon the termination of the Contract in accordance with the terms thereof provided that upon termination of the Contract, Worldstar shall, unless otherwise directed by CR, continue to observe, perform and comply with the obligations of CR under the Contract. It is hereby expressly agreed that upon termination of this Sub-Contract as aforesaid, CR shall only be liable to pay to Worldstar the amount of payments actually received by CR in respect of any Remaining Work actually and properly completed by Worldstar and in respect of which no payment has been received by Worldstar prior to the date of such termination subject to any deductions, withholdings or set-off that CR shall be entitled to make whether by virtue of this Sub-Contract or otherwise PROVIDED ALWAYS that the total of all payments made by CR shall not in any circumstance exceed the sum for Remaining Work received by CR from Employer;

4.2	Except as expressly provided herein, termination of this Sub-Contract as aforesaid shall not in any way prejudice or affect the rights and remedies of either party in respect of any antecedent breach.

5.	INDEMNITY

5.1	Worldstar shall be liable for, and shall indemnify CR against any expenses, liabilities, losses, claims or proceedings arising out of or in the course of or caused by the carrying out of the Remaining Work except that such expenses, liabilities, losses, claims or proceedings is due to any act or neglect of CR or of any person for whom CR is responsible;

5.2	CR has provided name cards to the staff of Worldstar, who hereby undertakes full responsibility to ensure that the above identities shall only be used for CR but not otherwise. Without prejudice to Worldstar’s liability to indemnify under Clause 5.1, Worldstar shall indemnify CR for all liabilities, claims or proceedings due to any non-compliance with this provision;

5.3	Worldstar agrees the following to indemnify CR or reward from CR concerning the result of performance reports in every quarters:

Item	Criteria for Score System	Penalty (HK$)	Bonus (HK$)
a.	1“ Adverse Performance Report or Contract Warning Letter relating to Worldstar’s Work/ Remaining Work	(-)500,000
b.	2“Adverse Performance Report or Contract Warning Letter relating to Worldstar’s WorW Remaining Work	(-)1,000,000	---
c.	Score between 50 and 60		(*) 0
d.	Score between 60 and 69	---	(*)100,000
e.	Score 70 or above	- -	(+)200,000

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

6.	PAYMENT AND VALUATION

6.1	Worldstar is responsible for incorporating Alliance’s payment application for B.S. Work and submit the payment application to the Employer according to the requirement under the Contract.

6.2	Upon the issuance of payment certificate to CR by the Employer for the Contract, Worldstar is responsible to calculate and report to CR with substantiation regarding Alliance’s entitlement (“Alliance’s Entitlement”) under the payment certificate for Alliance Subcontract for B.S. Work. For avoidance of doubt, Alliance’s Entitlement shall be calculated according to the Revised Contract Percentage stipulated in the Alliance Subcontract.

6.3	CR shall be entitled to deduct, among other deductions, CR’s Management Fees as 1.5% (“Management Fee”) of any payments certified by the Employer to CR under the Contact, provided that nothing in this Clause shall in any event affect or prejudice any other rights of CR (whether under this Sub-Contract, at law or otherwise) to make any other deductions, withholdings or set-off against payments to be made to Worldstar hereunder;

6.4	Subject to the deduction including but not limited to the deductions of the Management Fee, Alliance’s Entitlement and all other contra charge/ deductions/ withholding entitled by CR (whether by virtue of this Sub-Contract or otherwise), Worldstar shall be entitled to be paid by CR all payments made by the Employer under the Contract (“the Remuneration”). For easy reference, the Remuneration should be calculated according to the following formula:

=	Amount Certified in the Payment Certificate of the Contract	X	(1-1.5%)	-	Alliance’s Entitlement under Payment Certificate of the Contract	-	CR’s contra charge/ deductions/ withholding/ set-off/ be reimbursed, etc.

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

6.5	CR is entitled to make contra charge/ deductions from the Remuneration including but not limited to the following:

(i)	The cost of bond/ guarantee as required under the Contract, which was procured by CR;

(ii)	the cost of the CAR and Employees’ Compensation insurance policies, which was procured and maintained by CR;

(iii)	the cost of Project Manager, Q.S. Manager and other team members working on the project assigned by CR (except Contracts Manager);

(iv)	all levies except related to Alliance’s Entitlement;

(v)	all dumping fee, charges, etc. for the Contract

(vi)	all administrative charges for all safety and environmental offences according to CR’s house rules attached in Appendix A;

(vii)	all uniform supplied by CR;

(viii)	the deductions for sums payable to designated sub-contractors/nominated sub-contractors for making direct payment;

(ix)	Retention Money, if any, as specified in the Contract;

(x)	any other deduction, withholdings or set-off that CR shall be entitled to make (whether by virtue of this Sub-Contract or otherwise).

6.6	CR is entitled to withhold any sum disputed with Alliance from the Remuneration.

6.7	CR’s entitlement to the deductions including but not limited to the deductions for sums payable and all designated/ nominated sub-contractors, if any, Retention Money as specified in the Contract, and withholdings or set-off as CR shall be entitled to make (whether by virtue of this Sub-Contract or otherwise),

6.8	CR shall in the absence of disputes with designated/nominated sub-contractors make direct payments, if any, to them for their certified works, and deduct the same from the Remuneration as above-mentioned;

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

6.9	CR shall be entitled to deduct from the Remuneration any sums which CR shall be entitled to deduct, withhold or set-off or be reimbursed under or by virtue of this Sub-Contract. For the avoidance of doubt CR shall be entitled to deduct, among other deductions, Management Fee of any payments certified by the Employer to CR under the Contract, provided that nothing in this Clause shall in any event affect or prejudice any other rights of CR (whether under this Sub-Contract, at law or otherwise) to make any other deductions, withholdings or set-off against payments to be made to Worldstar hereunder;

6.10	Without prejudice to any other rights and remedies of CR and without limiting the obligations and liabilities of Worldstar under this Sub-Contract, CR shall assign a Project Manager working on the project to conduct project management work;

6.11	Without limiting Worldstar’s obligations, Worldstar shall bear and pay the levies except related to Alliance’s entitlement under the statutory ordinances including the Industrial Training (Construction Industry) Ordinance, the Pneumoconiosis (Compensation) Ordinance and the Construction Workers Registration Ordinance;

6.12	Worldstar shall, on behalf of CR and from time to time and at such time as CR shall be entitled to do so under the Contract, make prompt applications to the Employer in writing for payments due to CR under the Contract. For the said purpose, Worldstar shall submit to the Employer all necessary documents and information required by Employer in support of such applications for payments and shall send to CR copies of all applications immediately after submission thereof to the Employer;

6.13	CR shall issue interim payment to Worldstar 21 days after CR received such payment from the Employer;

6.14	Worldstar can apply for deposit payment, which shall limit to 20% of the estimated amount of Work Orders in the periodical Forecast Work Order List issued by the Employer’s Consultants. CR shall accumulate off set 10% of the gross amount of the Payment certified in each Payment Certificate of the Contract. Worldstar can make further application for deposit payment for new Work Orders upon the issuance of new periodical Forecast Work Order List although previous deposit payment made by CR was not yet totally offsetted. The accumulated balance of deposit payments in Worldstar’s account shall be limited to maximum HK20,000,000 at any time. For avoidance of doubt, the deposit payment will be released to Worldstar in three monthly installments payment in the proportion of 2:1:1 and the deposit payment calculation example is attached in Appendix 2.

7.	ASSIGNMENT

7.1	Worldstar shall not assign or sub-let, in any form, the whole of this Sub-Contract or the obligations or liabilities hereunder provided that Worldstar may assign or sub-let any portion of any piece of the Remaining Work either on a labour and material basis or labour only basis and provided however that:

a.	Worldstar shall obtain the prior written consent of CR if any agreement shall be made in the name of CR or otherwise;

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

b.	in the event that Worldstar enters into any agreement with a sub-contractor, whether in the name of CR or otherwise, that agreement shall contain provisions whereby in the event of this Sub-Contract being terminated;

c.	any agreement that does not contain provisions described in Paragraph b above shall not be valid

7.2	References in this Sub-Contract (other than in Clause 7.1) to sub-contractors of Worldstar shall be references to sub-contractors engaged in the execution of the Remaining Work irrespective of whether the sub-contractors are engaged in the name of CR, Worldstar or otherwise.

8.	INSURANCE

8.1	CR shall be responsible for the cost of the CAR and Employees’ Compensation insurance policies, which will be procured and maintained by CR. CR shall notify Worldstar for the amount of premium to be set-off from his account. And CR shall deduct such premium from Worldstar to cover the CAR and Employees’ Compensation Insurance accordingly;

8.2	As such, Worldstar shall be responsible for the excess / deductibles under the CAR insurance policies. Worldstar may request for examination of such policies and may at his own cost effect other policies for further coverage.

9.	GOVERNING LAW

This Sub-Contract shall be governed and construed in accordance with the laws of the Hong long Special Administrative Region.

10.	DISPUTE RESOLUTION

All disputes, differences etc. between CR and Worldstar hereto with respect to any matter arising out of or in relation to this Sub-Contract shall after written notice by any party to each of the other party to this Sub-Contract be referred to a single arbitrator agreed for that purpose and, in default of such agreement, within thirty (30) days of such notice being served to a person to be appointed in accordance with and subject to the provisions of the Arbitration Ordinance or any statutory modification thereof from time to time in force. Unless CR and Worldstar otherwise agree such reference shall not take place until after the completion of the Works.

Hospital Authority Term Contract (Contract No. HA-TMC-040)

CR and Worldstar Sub-Contract

In Witness o hereof, this Sub-Contract has been executed as a deed on the date first above written.

SEALED with the COMMON SEAL of	)
CR CONSTRUCTION CO. LTD. and SIGNED	)
)
by .....................................................	)
its representative authorized to sign the Contract by	)
the board of directors in the presence of: -)

(Signature of witness))

)
.................................................................................................	)
(Name and occupation of witness))

SEALED with the COMMON SEAL of	)
WORLDSTAR ENGINEERING LIMITED	)
and SIGNED	)

by	)
its representative authorized to sign the Contract by	)
the board of directors in the presence of: -)

(Signature of witness))

(Name and occupation of witness))

Hospital .Authority Term Contract (Contract No. HA-“FMC-040)